Exhibit 5.1

K&L GATES LLP 1717 MAIN STREET SUITE 2800 DALLAS, TX 75201 T +1 214 939 5500 F +1 214 939 5849 klgates.com

Darling International Inc.

251 O’Connor Ridge Blvd., Suite 300

Irving, Texas 75038

December 18, 2013

Ladies and Gentlemen,

We have acted as counsel to Darling International Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 46,000,000 shares of common stock, par value $0.01 (the “Shares”), pursuant to the underwriting agreement, dated December 12, 2013 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., as representative of the several underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Restated Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-192004) (the “Registration Statement”); (iv) the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; (vi) the prospectus, dated as of October 31, 2013 (the “Base Prospectus”), which forms part of the Registration Statement; (vii) the preliminary prospectus supplement, dated December 9, 2013; (viii) the prospectus supplement, dated December 12, 2013 (the “Prospectus Supplement”); and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Page 2 December 18, 2013

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares have been duly authorized and, when issued as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP